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Exhibit 10.26

Groundwater Restoration Performance Agreement

        This Agreement is entered into by the Texas Commission on Environmental Quality ("TCEQ"), the Texas Department of Health ("TDH"), URI, Inc. ("URI"), and the United States Fidelity & Guaranty Company ("USF&G") for the period from March 1, 2004 to August 31, 2007.

Recitals

        A.    URI is the owner and operator of the Kingsville Dome Mine site located in Kleberg County and the Rosita Mine site located Duval County, Texas.

        B.    The following are the outstanding Bonds issued by USF&G on behalf of the Kingsville Dome and Rosita mine sites to provide assurance that funds will be available when needed for groundwater restoration, decommissioning, and, if applicable, for the long term care of the facilities.

        On June 23, 2000, USF&G issued to TDH on behalf of the Kingsville Dome mine site the Surety Bond Rider to Performance Guarantee Bond (Bond No. 41-0130-40028-96-6) that has been in effect since December 2, 1996, in the penal sum of One Million Seven Hundred Forty One Thousand Five Hundred Forty Two Dollars ($1,741,542.00).

        On June 23, 2000, USF&G issued to TDH on behalf of the Rosita mine site the Surety Bond Rider to Performance Guarantee Bond (Bond No. 41-0130-40040-96-6) that has been in effect since November 26, 1996, in the penal sum of One Million Nine Hundred Nine Thousand Six Hundred Forty Three Dollars ($1,909,643.00).

        On June 23, 2000, USF&G issued to TDH on behalf of the Kingsville Dome mine site the Surety Bond Rider to Performance Guarantee Bond (Bond No. 41-0130-17602-98-5) that has been in effect since June 9, 1998 in the penal sum of Six Hundred Ninety Nine Thousand Four Hundred Fifty Eight Dollars ($699,458.00).

        C.    URI, to induce USF&G, as Surety, to execute the Bonds on behalf of URI, executed and delivered a Master Surety Agreement for the benefit of Surety, dated November 25, 1996, pursuant to which URI, agreed to exonerate, hold harmless, indemnify and keep indemnified USF&G from and against any and all demands, claims, liabilities, losses and expenses of whatsoever kind or nature (including but not limited to, interest, court costs and counsel fees) imposed upon, sustained, or incurred by USF&G by reason of: (1) USF&G having executed, provided or procured Bonds in behalf of URI, Inc., or (2) URI, Inc.'s failure to perform or comply with any of the provisions of the Master Surety Agreement. By this document, URI, Inc. reaffirms its indemnity obligations under the Master Surety Agreement.

        D.    USF&G may have certain defenses to claims made under the Bonds, and it expressly reserves any and all defenses it may have or hereinafter acquire.

        E.    TCEQ, TDH, URI, and USF&G entered into the Kingsville Dome and Rosita Mines Agreement on October 11, 2000, the Second Kingsville Dome and Rosita Mines Agreement on January 1, 2002, the Third Kingsville Dome and Rosita Mines Agreement on May 1, 2002, and the Third Kingsville Dome and Rosita Mines Agreement Extensions on December 1, 2002, and February 1, 2003, that allowed for, and resulted in, the reduction of outstanding bond amounts to provide funds needed for groundwater restoration of the facilities. By this Agreement, the Agencies agree that they cannot enforce in excess of the remaining amounts set forth below against USF&G if needed for groundwater restoration, decommissioning, and, if applicable, for the long term care of the facilities.

Remaining Penal Amount of KVD & Rosita Performance Guarantee Bonds

Bond Number	Date	Amount	Site
41-0130-40028-96-6	30-June-03	$45,707	KVD
41-0130-40040-96-6	30-June-03	$363,511	ROS
46-1030-17602-98-5	8-June-98	$699,458	KVD
Total		$1,108,676	KVD/ROS

        F.     As of January 16, 2002, TDH's estimate of financial security for surface remediations of the Kingsville Dome and Rosita mine sites is One Million Three Hundred Ninety Thousand Dollars ($1,390,000). URI's estimate of the surface remediation cost at the same locations is One Million One Hundred Fifty One Thousand One Hundred Sixty Two Dollars ($1,151,162).

        G.    By letter dated January 16, 2002 TDH informed URI that additional financial security in the amount of Three Million Five Hundred Twenty Eight Thousand Six Hundred Sixty Six Dollars ($3,528,666) would be required to cover the additional estimated costs of groundwater restoration and that these may be reduced according to the terms of the Kingsville Dome and Rosita Mines Agreement as appropriate. Currently, URI estimates the remaining groundwater restoration cost estimate at the Kingsville Dome and Rosita mine sites to be Three Million Three Hundred Eighty Four Thousand Dollars ($3,384,000).

        H.    This Agreement is entered by USF&G and the Agencies at the request of URI, which has acknowledged that it is financially unable to post additional financial security for groundwater restoration and simultaneously continue groundwater restoration at the Kingsville Dome and Rosita mine sites and cannot be in compliance with 25 TAC § 289.260(o) without this Agreement. This Agreement does not replace or supersede any licenses, permits, or regulatory requirements already in place but does provide acceptable financial security as required by License L03653 Condition 25 and 25 TAC § 289.260(o) for the Kingsville Dome and Rosita mine sites until September 1, 2001. Compliance with Attachments A and B does not constitute final groundwater restoration. Final groundwater restoration is controlled by 30 TAC §331.107 and TCEQ's Permit Restoration Tables. It is not intended that the terms of this Agreement affect or change the responsibilities of TDH and TCEQ as set forth in the Memorandum of Understanding between the agencies found at 25 TAC § 289.101(f).

        I.     URI has entered into new long term sales contracts that will provide funding to conduct groundwater restoration from previous activities at the Kingsville Dome and Rosita mine sites.

        J.     The purpose of this Agreement is, variously, to (1) protect the public health and environment by assuring continuation of groundwater restoration of the Mines; (2) allow URI a corresponding reduction in the estimated cost of groundwater restoration of the Mines.

        Now, therefore, the parties agree as follows:

        1.     Incorporation. The above Recitals are hereby incorporated into this Agreement.

        2.     Definitions. The following terms shall have the meanings defined below:

        2.1   "Agencies" means collectively TCEQ and TDH.

        2.2   "Bonds" means the Bonds described in Recital B.

        2.3   "Restoration Cost Estimate" means the estimated costs of groundwater restoration based on the unit quantity of water requiring treatment and the actual costs for this processing that was accounted for under the terms of the Kingsville Dome and Rosita Mines Agreement and the Second Kingsville Dome and Rosita Mines Agreement.

        2.4   "Effective Date" means March 1, 2004.

        2.5   "Mines" means the Kingsville Dome mine site and the Rosita mine site collectively.

        2.6   "Surety" means United States Fidelity & Guaranty Company.

        2.7   "TDH" means the Texas Department of Health.

        2.8   "TCEQ" means the Texas Commission on Environmental Quality.

        2.9   "URI" means URI, Inc.

        2.10 "USF&G" means the United States Fidelity & Guaranty Company.

        3.     Funding of Existing Groundwater Restoration. URI agrees, subject to the provisions contained herein, to fund groundwater restoration at the Kingsville Dome mine site and Rosita mine site at the treatment rates (mgal/mo) specified in Appendix A, which comprises Appendices A-1 and A-2, both of which are attached to and incorporated into this Agreement for all purposes. At the Kingsville Dome and Rosita mine sites URI's cost estimate for restoration expenses related to the Mines will be reduced quarterly at a rate of $2.75 per thousand gallons of restoration water processed through reverse osmosis filtration equipment as specified in Appendices A-1 and A-2. Unless otherwise approved by TDH and TCEQ, the restoration expenses shall be borne by a portion of the proceeds of the sale of uranium produced at another URI mine, the Vasquez Mine in Duval County, Texas. In the event that URI is able to secure funds from sources other than production sales, other than funds provided by URI's investor group that are specifically designated for general and administrative costs, and/or for the costs of resumption of production operations, URI will notify the TDH and TCEQ for a determination if these funds should be used to supplement financial security with the TDH.

        4.     Financial Security for Future Mining. Future mining at the Vasquez or Kingsville Dome site will be subject to acceptable financial security as required by License L03653, Condition 25 and 25 TAC § 289.260(o).

        5.     Additional Financial Security for Surface Remediation. URI will post acceptable additional financial security of $42,486 at the closing of this Agreement.

        6.     Term of Agreement. This Agreement shall remain in force and effect from its effective date through August 31, 2007. In the event both (i) URI fails to meet the Performance Criteria set forth in Appendix B, which comprises Appendices B-1 and B-2 and both of which are attached hereto and incorporated herein for all purposes, for a specific quarterly period and (ii) satisfaction of such Appendix B Performance Criteria is not waived by the Agencies, the Agencies may terminate the Agreement with 10 days notice to URI. If the Agencies terminate the Agreement, URI shall notify USF&G of such action.

        7.     Force Majeure. URI shall not be deemed as failing to meet the Performance Criteria for a specific month due to any Act of God, war, strike, riot, electrical outage, accident, fire, explosion, flood, blockade, governmental action or other catastrophe hereafter "force majeure," beyond URI's reasonable-control. In the event of such force majeure, URI shall notify the Agencies of the event within 24 hours. Should such force majeure prevent or reduce groundwater restoration activities for the subsequent month, then the Agencies may terminate the Agreement with 10 days notice to URI.

        8.     Record Keeping. URI shall include a summary of reverse osmosis unit operating data including the amount of gallons processed during a month in URI's quarterly performance reports to the Agencies.

        URI shall maintain and make available to the Agencies upon request, records of its groundwater restoration activities at the Mines. These records shall include: 1) accurate and legible maps of well fields and well locations; and 2) accurate and up to date well completion and maintenance information.

        9.     Progress Reports. URI shall provide a quarterly groundwater restoration progress report in accordance with Appendix B to the Agencies no later than the 10th working day following the end of the calendar quarter. Such report will include an estimate of the remaining restoration required at the Mines.

        10.   Surety Not an Owner or Operator. USF&G shall not be deemed an "owner" or "operator" of the Mines by virtue of execution and delivery of and performance of its obligations under this Agreement. The parties' execution and delivery of this Agreement is not intended to make USF&G an "owner" or "operator." USF&G's role as Surety will not in any way make it responsible for any operation of the Mines, nor will it own any part of the Mines.

        11.   Agencies not an Owner or Operator. Neither TCEQ nor TDH shall be deemed an "owner" or "operator" of the Mines by virtue of execution and/or delivery of and/or performance of either of the Agencies' obligations under this Agreement. The parties' execution and delivery of this Agreement is not intended to make TCEQ or TDH an "owner" or "operator." TCEQ's or TDH's role in approving bond reductions will not in any way make either responsible for any operation of the Mines, nor will either of the Agencies own any part of the Mines.

        12.   Reservation of Defenses. USF&G's execution, delivery and performance under this Agreement shall not constitute, nor be deemed to constitute, an admission of liability or a waiver of any claims or defenses which USF&G may assert or have against URI, Inc., any indemnitors, or against claims made against USF&G under the Bond. The Agencies' execution, delivery or performance under this Agreement shall not constitute, nor be deemed to constitute, an admission of liability or waiver of any claims or defenses which the Agencies may assert or have against URI, Inc. relative to the Mines, or USF&G.

        13.   Bankruptcy of URI.

        13.1 It is the express desire, intent, and agreement of the parties (TCEQ/TDH, URI and USF&G) that in the event URI shall become a Debtor in a bankruptcy proceeding (by virtue of either the commencement of a voluntary or an involuntary petition) the rights of TCEQ/TDH and USF&G shall remain as unaffected as possible with respect to their mutual obligations under these Bonds. Accordingly, as a material element of this Agreement, the parties expressly agree and covenant as follows:

        13.2 URI will enter into a Stipulation satisfactory to TCEQ/TDH and USF&G setting forth sufficient facts to demonstrate its acknowledgment that the parties would not have entered into this Agreement absent such stipulation. The Stipulation shall further recite that, should URI become a Debtor in a Chapter 11 bankruptcy proceeding, it shall elect at the earliest of (1) sixty (60) days from the Petition date or (2) thirty (30) days from the entry of the Order for Relief in the instance where an involuntary petition is commenced to assume or reject this Agreement as an executory contract.

        13.3 URI and USF&G further agree that they shall take no action directly or indirectly to prevent the Bankruptcy Court from ordering URI to make such an accelerated election regarding assumption or rejection of this Agreement in accordance with the time frame set forth above in paragraph 13.2.

        13.4 In the event URI elects to assume this executory contract, URI shall cure any pending defaults within 30 days of the date it makes said election to assume (irrespective of the date of the entry of the Order approving assumption). In the event the Bonds are called, USF&G shall be entitled to a full credit against the face amount of the Bonds for any partial payments distributed previously to URI in accordance with this Agreement.

        13.5 In the event URI elects to reject this executory contract, the parties agree that each will have whatever rights and obligations it may have under this Agreement, the Bonds, and applicable law.

        13.6 All parties further acknowledge that the obligation of USF&G under these Bonds constitutes an independent obligation of USF&G as a surety in favor of TCEQ/TDH. URI further covenants that in its legal opinion, should URI become a debtor in a bankruptcy proceeding, that these Bonds constitute independent obligations of USF&G and would not constitute assets of URI's bankruptcy estate. URI further covenants that it shall take no action either directly or indirectly to controvert any position taken in the Bankruptcy Court by TCEQ/TDH that these Bonds are not property of URI's bankruptcy estate.

        13.7 URI and USF&G acknowledge that there have been extensive confidential settlement communications, privileged under Federal Rule of Evidence 408, leading up to the execution of this Agreement. URI, USF&G, and TCEQ/TDH further covenant that they shall never seek to introduce evidence of any prior negotiations that led up to this Agreement (by way of example but not by limitation, introduction of previous drafts of this settlement Agreement as parole evidence).

        13.8 In the event of the bankruptcy of URI, the parties to this Agreement stipulate that the groundwater restoration equipment located at the Mines may continue to be used for groundwater restoration activities until the groundwater restoration is completed.

        14.   Notices. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement must be sent by: (a) registered or certified delivery mail, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section; or (b) personal delivery. Mailed notice shall be effective on the third (3rd) day following the date of mailing. Personal delivery shall be effective on the date of receipt. Notices shall be mailed to the following:

    Ms. Margaret Hoffman
    Executive Director
    Texas Commission on Environmental Quality
    PO Box 13087
    Austin, TX 78711-3087

    Mr. Richard Ratliff. P.E.
    Chief, Bureau of Radiation Control
    Texas Department of Health
    1100 West 49th Street
    Austin, TX 78756

    United States Fidelity & Guaranty Company
    c/o St. Paul Surety-Claim (MC41)
    Matthew L. Silverstein, Esquire
    5801 Smith Avenue
    Baltimore, MD 21209

    Mark S. Pelizza
    URI, Inc.
    650 S. Edmonds Lane, Suite 108
    Lewisville, Texas 75067

    Rick Van Horn
    URI, Inc.
    641 East FM 1118
    Kingsville, Texas 78363

    Alfred C. Chidester—Corporate Counsel
    c/o Baker & Hostetler
    303 E. 17th Ave., Ste. 1100
    Denver, Colorado 80203-1264

    R. Kinnan Golemon
    Brown McCarroll, L.L.P.
    111 Congress Ave., Ste. 1400
    Austin, Texas 78701-4043

        15.   Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

        16.   Whole Agreement. There are no terms or conditions of this Agreement, express or implied, other than those expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement. This Agreement shall not be construed or interpreted to be for the benefit of any third party, and no third party shall have the right to enforce this Agreement without the consent of all of the parties.

        17.   Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement. Delivery of an executed copy of this Agreement via facsimile or other electronic transmission shall be deemed effective delivery.

        18.   Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or the State of Texas, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

        19.   Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the United States and the State of Texas to the extent that such laws do not conflict with the laws of the United States. Nothing in this Agreement shall relieve URI of its obligations under the rules and regulations of TCEQ or TDH or from the requirements of TCEQ Permits UR02827, WDW 248, UR02880, WDW 250, or TDH License L03653.

        20.   Dates. Any date that falls on a weekend or a State of Texas holiday shall mean the next regular State of Texas business day following that date.

        The parties have executed this Agreement effective as of March 1, 2004

/s/ MARGARET HOFFMAN Ms. Margaret Hoffman Executive Director Texas Commission on Environmental Quality	/s/ RICHARD RATLIFF Richard Ratliff, P.E., Chief Texas Department of Health Bureau of Radiation Control
/s/ PAUL K. WILLMOTT Paul K. Willmott, President and Chief Executive Officer, URI, Inc.	/s/ MATTHEW L. SILVERSTEIN Matthew L. Silverstein, Attorney United States Fidelity and Guaranty

Attachment A

Kingsville Dome Pumping Performance Schedule

Year	Month	Rate mgal/mo.	Beginning Stand Alone Project Cost Estimate	Estimated Cost Reduction	Remaining Stand Alone Project Cost Estimate
2004	January	5	$2,390,000.00	$13,750.00	$2,376.250.00
	February	5	$2,376,250.00	$13,750.00	$2,362,500.00
	March	5	$2,362,500.00	$13,750.00	$2,348,750.00
	April	21	$2,348,750.00	$57,750.00	$2,291,000.00
	May	21	$2,291,000.00	$57,750.00	$2,233,250.00
	June	21	$2,233,250.00	$57,750.00	$2,175,500.00
	July	21	$2,175,500.00	$57,750.00	$2,117,750.00
	August	21	$2,117,750.00	$57,750.00	$2,060,000.00
	September	21	$2,060,000.00	$57,750.00	$2,002,250.00
	October	21	$2,002,250.00	$57,750.00	$1,944,500.00
	November	21	$1,944,500.00	$57,750.00	$1,886,750.00
	December	21	$1,886,750.00	$57,750.00	$1,829,000.00
2005	January	21	$1,829,000.00	$57,750.00	$1,771,250.00
	February	21	$1,771,250.00	$57,750.00	$1,713,500.00
	March	21	$1,713,500.00	$57,750.00	$1,655,750.00
	April	21	$1,655,750.00	$57,750.00	$1,598,000.00
	May	21	$1,598,000.00	$57,750.00	$1,540,250.00
	June	21	$1,540,250.00	$57,750.00	$1,482,500.00
	July	21	$1,482,500.00	$57,750.00	$1,424,750.00
	August	21	$1,424,750.00	$57,750.00	$1,367,000.00
	September	21	$1,367,000.00	$57,750.00	$1,309,250.00
	October	21	$1,309,250.00	$57,750.00	$1,251,500.00
	November	21	$1,251,500.00	$57,750.00	$1,193,750.00
	December	21	$1,193,750.00	$57,750.00	$1,136,000.00
2006	January	21	$1,136,000.00	$57,750.00	$1,078,250.00
	February	21	$1,078,250.00	$57,750.00	$1,020,500.00
	March	21	$1,020,500.00	$57,750.00	$962,750.00
	April	21	$962,750.00	$57,750.00	$905,000.00
	May	21	$905,000.00	$57,750.00	$847,250.00
	June	21	$847,250.00	$57,750.00	$789,500.00
	July	21	$789,500.00	$57,750.00	$731,750.00
	August	21	$731,750.00	$57,750.00	$674,000.00
	September	21	$674,000.00	$57,750.00	$616,250.00
	October	21	$616,250.00	$57,750.00	$558,500.00
	November	21	$558,500.00	$57,750.00	$500,750.00
	December	21	$500,750.00	$57,750.00	$443,000.00
2007	January	21	$443,000.00	$57,750.00	$385,250.00
	February	21	$385,250.00	$57,750.00	$327,500.00
	March	21	$327,500.00	$57,750.00	$269,750.00
	April	21	$269,750.00	$57,750.00	$212,000.00
	May	21	$212,000.00	$57,750.00	$154,250.00
	June	21	$154,250.00	$57,750.00	$96,500.00
	July	21	$96,500.00	$57,750.00	$38,750.00
	August	16	$38,750.00	$38,750.00	$0.00

Rosita Pumping Performance Schedule

Year	Month	Rate mgal/mo.	Beginning Stand Alone Project Cost Estimate	Estimated Cost Reduction	Remaining Stand Alone Project Cost Estimate
2004	January	0	$994,000.00	$0.00	$994,000.00
	February	0	$994,000.00	$0.00	$994,000.00
	March	0	$994,000.00	$0.00	$994,000.00
	April	0	$994,000.00	$0.00	$994,000.00
	May	0	$994,000.00	$0.00	$994,000.00
	June	0	$994,000.00	$0.00	$994,000.00
	July	21	$994,000.00	$57,750.00	$936,250.00
	August	21	$936,250.00	$57,750.00	$878,500.00
	September	21	$878,500.00	$57,750.00	$820,750.00
	October	21	$820,750.00	$57,750.00	$763,000.00
	November	21	$763,000.00	$57,750.00	$705,250.00
	December	21	$705,250.00	$57,750.00	$647,500.00
2005	January	21	$647,500.00	$57,750.00	$589,750.00
	February	21	$589,750.00	$57,750.00	$532,000.00
	March	21	$532,000.00	$57,750.00	$474,250.00
	April	21	$474,250.00	$57,750.00	$416,500.00
	May	21	$416,500.00	$57,750.00	$358,750.00
	June	21	$358,750.00	$57,750.00	$301,000.00
	July	21	$301,000.00	$57,750.00	$243,250.00
	August	21	$243,250.00	$57,750.00	$185,500.00
	September	21	$185,500.00	$57,750.00	$127,750.00
	October	21	$127,750.00	$57,750.00	$70,000.00
	November	21	$70,000.00	$57,750.00	$12,250.00
	December	21	$12,250.00	$12,250.00	$0.00

Attachment B

B-1. Kingsville Dome Mine Site

        I.     QUANTITY PERFORMANCE. Over any quarter covered by this Agreement, URI shall perform at a rate of at least 80% of the instantaneous design rate for the installed equipment at Kingsville Dome. The rate at which water is treated is calculated by adding the waste disposal well flow to the RO feed flow and subtracting the RO brine:

WDW 248 maximum average restoration flow capacity: 150 gal/min RO feed rate, design maximum: 585 Less RO brine contribution to WDW 248 flow: 146

[WDW max + RO max—brine amount = maximum water heated: 589 gal/min]

Therefore, the calculated minimum rate per month is:

589 gal/min × 1440 min/day × 30 days/month) × .80 = 20.4 million gallons per month.

        II.    QUALITY PERFORMANCE. Quality performance shall be assessed on a PAA by PAA basis using groundwater analysis to gauge restoration progress. To allow the state staffs to evaluate restoration progress in terms of improvements in water quality, URI shall do the following:

  a.
  Collect water quality data at least once every two weeks from each extractor well in the areas currently under active restoration; data shall at a minimum include Conductivity, (or TDS), uranium (as U3O8), Ca, pH, and SO4.

  b.
  At least one time per quarter, at or near the beginning of the 2nd month of the quarter, collect water quality data as described above from all production area baseline wells in areas previously considered restored. In addition, other wells, as selected by the Commission, shall be sampled for Radium-226.

  c.
  Submit water quality sampling data in both tabular and graphic form to facilitate comparison to past restoration progress reports.

d.
Submit restoration water quality progress reports monthly with the 3rd report in any quarter to include data from wells in areas previously considered restored.

        Determination of final restoration shall be done in accordance with standard state procedures, as found in 30 TAC § 331.107. Before final restoration is confirmed, URI shall obtain stability samples from all production area baseline wells and analyze for those parameters listed in the restoration table.

B-2. Rosita Mine Site

        I.     QUANTITY PERFORMANCE. Over any quarter covered by this Agreement, URI shall perform at a rate of at least 80% of the instantaneous design rate for the installed equipment at Rosita. The rate at which water is treated is calculated by adding the waste disposal well flow to the RO feed flow and subtracting the RO brine:

WDW 250 maximum average capacity: 150 gal/min RO feed rate, design maximum: 585 Less RO brine contribution to WDW 250 flow: 146

[WDW max + RO max—brine amount = maximum water treated: 589 gal/min]

Therefore, the calculated minimum rate per month is:

589 gal/min × 1440 min/day × 30 days/month) × .80 = 20.4 million gallons per month.

        II.    QUALITY PERFORMANCE. Quality performance shall be assessed on a PAA by PAA basis using groundwater analysis to gauge restoration progress. To allow the state staffs to evaluate restoration progress in terms of improvements in water quality, URI shall do the following:

  a.
  Collect water quality data at least once every two weeks from each extractor well in the areas currently under active restoration; data shall at a minimum include Conductivity, (or TDS), uranium (as U3O8), Ca, pH, and SO4.

  b.
  At least one time per quarter, at or near the beginning of the 2nd month of the quarter, collect water quality data as described above from all production area baseline wells in areas previously considered restored. In addition, other wells, as selected by the Commission, shall be sampled for Radium-226.

  c.
  Submit water quality sampling data in both tabular and graphic form to facilitate comparison to past restoration progress reports.

  d.
  Submit restoration water quality progress reports monthly with the 3rd report in any quarter to include data from wells in areas previously considered restored.

        Determination of final restoration shall be done in accordance with standard slate procedures, as found in 30 TAC § 331.107. Before final restoration is confirmed, URI shall obtain stability samples from all production area baseline wells and analyze for those parameters listed in the restoration table.

QuickLinks

Groundwater Restoration Performance Agreement
Remaining Penal Amount of KVD & Rosita Performance Guarantee Bonds
Rosita Pumping Performance Schedule